Enhancing Stockholder Value at XenoPort, Inc.

May 2014

CLINTON GROUP

INFRASTRUCTURE | AGILITY | EXPERTISE

Globally Diversified Investment Institution Specializing In Alternative Investment Strategies

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., GEH CAPITAL, INC., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON"), TOGETHER WITH KEVIN J. CAMERON, RAEL MAZANSKY, M.D. AND CHARLES A. ROWLAND, JR. (TOGETHER WITH CLINTON, THE "PARTICIPANTS') FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 25, 2014 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF XENOPORT, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

- XenoPort is a biopharmaceutical company with one FDA approved drug and another promising drug candidate in its pipeline
  - Company's approved drug (known as Horizant®) was originally licensed to Glaxo, but has since reverted to the Company
    - The Company is attempting to commercialize this drug itself in the US and has a partner in Japan
    - Life-to-date US retail revenue is approximately $25 million
  - The Company has a promising drug candidate, XP23829 (known as "829"), a potential treatment for relapsing-remitting multiple sclerosis and/or psoriasis
    - This Phase 1 compound appears to mimic the pharmacokinetic profile of Biogen's Tecfidera, a blockbuster drug
- XenoPort has spent more than $750 million in its 15-year history and remains unprofitable

Stock is Down 68% Since IPO


$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Jun-05
Feb-06
Nov-06
Jul-07
Apr-08
Dec-08
Sep-09
Jun-10
Feb-11
Nov-11
Jul-12
Apr-13
Dec-13

Basic Shares Outstanding (mm)	61.9
Price Per Share	$3.28
Market Value of Equity ($ mm)	$203.0
Total Debt	$0.0
Total Cash Including Proceeds From Follow-On	$122.5
Enterprise Value ($ mm)	$80.5

Source: Company filings and Capital IQ, through May 9, 2014.

We believe XenoPort would benefit from the fresh perspective of new, experienced Board members

- Over its 15 year history, XenoPort has been a perennial underperformer, serial issuer of stock and in our view has lavished its CEO with excessive executive compensation
  - Stock is down 68% since the IPO (while the Nasdaq Biotechnology Index up 246%)[1] and has underperformed in almost every period since
  - Since the founding in 1999, the Company has spent more than $750 million and has not developed a commercially successful drug
  - Share count has grown from 19 million at the IPO to nearly 62 million today, diluting the owners[2]
  - Among a group of 76 peer companies, the stock is the third worst performer over five years while the CEO is seventh highest paid[3]
- The Company is presently misallocating capital, in our view, by attempting to rescue the failed launch of its one approved drug, Horizant
  - Board has insisted it knows better than Glaxo, Astellas and the sellside and has committed $30-40 million per year to fund full commercial operations for Horizant; we believe this is a bad use of stockholder capital
    - Horizant is a drug with no proven differentiation, arriving late to a market that has gone generic in the US
    - The Company spent a significant portion of its remaining cash on this comparatively low-return effort, ultimately necessitating further dilution through January's equity offering, which preceded a stock selloff (from $6.50 to $3.50 per share)
  - This misallocation of capital and equity dilution are tragic because the Company has what we believe is a low-risk, big-opportunity compound in development that should have the full focus of the Company's capital and human resources
    - This compound – known as "829" – has the potential to be a blockbuster, but stockholders' ownership of it has been diluted as the Board spent money on Horizant and the Company needed to sell equity; we believe this could continue if the Board is not changed
- Governance is disappointing, off-market and should be reformed
  - Despite history of losses, underperformance and failed R&D efforts, the Board has stood by the Founder CEO
  - Board is staggered, with three-year terms, insulating directors from accountability despite best practices and our specific request
  - Directors own very little stock (the two independent directors up for election this year own just $20,000 and $35,000 of stock)
- New Directors can help: biotech CFO and biotech investor will bring capital allocation discipline; governance expert will insist on accountability
  - Only one new independent director added in close to 5 years; average tenure among existing directors of nearly 9 years

1 Source: Capital IQ, through May 9, 2014.
2 See S-1/A filed 6/2/05 at 4 and DEFC14A filed 4/22/14 at 2.
3 See page 5 for methodology.

Since the IPO, the company has performed worse than the Nasdaq Biotechnology Index and its self-selected peers

Since IPO[1]


600%
500%
400%
300%
200%
100%
0%
-100%
Jun-05
May-07
May-09
May-11
May-13
+395%
+246%
-68%
XNPT
Peer Index
NASDAQ Biotechnology Index

5 Year[2]


650%
550%
450%
350%
250%
150%
50%
-50%
-150%
May-09
Dec-09
Jul-10
Mar-11
Oct-11
May-12
Jan-13
Aug-13
Mar-14
+449%
+242%
-82%
XNPT
Peer Index
NASDAQ Biotechnology Index

3 Year[3]


200%
150%
100%
50%
0%
-50%
-100%
May-11
Sep-11
Feb-12
Jul-12
Dec-12
May-13
Sep-13
Feb-14
+109%
+66%
-56%
XNPT
Peer Index
NASDAQ Biotechnology Index

1 Year[4]


120%
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
May-13
Aug-13
Nov-13
Feb-14
May-14
+48%
+25%
-45%
XNPT
Peer Index
NASDAQ Biotechnology Index

1 Source: Capital IQ, through May 9, 2014. Peer index from 2007 proxy.
3 Source: Capital IQ, through May 9, 2014. Peer index from 2011 proxy.
2 Source: Capital IQ, through May 9, 2014. Peer index from 2009 proxy.
4 Source: Capital IQ, through May 9, 2014. Peer index from 2014 proxy.

Runaway Spending, Poor Stock Performance and High Pay

CLINTON GROUP

Historical financial metrics



Cumulative Net losses ($ mm)
-$25
-$57
-$99
-$164
-$136
-$198
-$264
-$347
-$380
-$411
-$497
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
Shares (mm)
1
1
12
22
25
25
29
31
35
39
48
62[1]
Current

Five-year aggregate pay of current CEOs of healthcare companies with enterprise values of $80mm to $400mm compared with stock performance since 1/1/2009[2]



600%
500%
400%
300%
200%
100%
0%
-100%
-200%
Stock Price Performance from 1/1/09 to 5/9/14
CEO is seventh highest paid while XNPT is third worst performer
XNPT
$0
$5,000,000
$10,000,000
$15,000,000
$20,000,000
Five-Year Aggregate Pay (As Reported in Proxy)

Source: Capital IQ and Company filings.
1 As of April 15, 2014.
2 Through May 9, 2014. Industries include: biotechnology, healthcare and pharmaceuticals. Graph excludes companies with stock price performance higher than 600% (6 companies) and compensation higher than $25mm (1 companies).

Our View: The Big Value Opportunity is in 829

CLINTON GROUP

- Biogen's Tecfidera is a fumarate that is approved in the treatment of MS and has garnered significant sales and success
- XenoPort's drug candidate, 829 is also a fumarate, has a similar pharmacokinetic profile and may be able to match or improve upon Tecfidera's effectiveness, with similar or fewer side effects
  - As a "follow on" compound, exploiting a known mechanism, development risk is lower than average and even small improvements in efficacy, dosing or side effects can be clinically and commercially significant
- We believe the Company should focus its capital and human resources to develop 829 as far and fast as possible, while minimizing dilution, to create value for current stockholders

A Selection Of What Sellside Analysts Have Said About 829

- "829 should be the primary focus of the story. We do not believe XNPT's current share price fairly reflects 829's potential to be a differentiated follow-on to the blockbuster [Tecfidera]."[1] "We have always viewed 829 as the core value driver for XNPT."[2]
- "We continue to refer to XP'829 as the most interesting of XNPT's programs with the possibility to offer significant upside value to XNPT."[2]
- "XNPT remains a very undervalued, attractive derivative small cap biotech play off [Biogen's] Tecfidera which has created more than $15-20B in market cap for Biogen as an approved drug now launching and could surpass $3B peak sales."[4]
- "We believe 829 remains key to driving XNPT shares higher."[5]
- "XenoPort is a cheap call option to develop a verison of Biogen's $3-4B Tecfidera (fumarate) franchise."[6]
- "We have always viewed XNPT as an option play on XP'829. The key valuation trigger for XP'829 will likely be the consummation of a partnership, which we believe is more likely to occur with additional preclinical and PK data on XP'829."[7]
- "Successful development / commercialization [of 829] or even a major collaboration could represent significant upside to XNPT's very modest current valuation, in our view."[8]
- "The "crown jewel" in XenoPort's pipeline is XP23829 … Based on early clinical data, 829 could potentially have certain advantages over Tecfidera"[9] "The true opportunity lies in XP829."[10]

1 Wells Fargo, April 12, 2013; 2 Wells Fargo, May 20, 2013; 3 Ladenburg, April 12, 2013; 4 RBC, April 24, 2013; 5 Leerink, May 21, 2013; 6 RBC, July 23, 2013; 7 Credit Suisse, August 6, 2013; 8 Deutsche Bank, September 9, 2013; 9 Jefferies, April 21, 2014; 10 Jefferies, May 9, 2014.

829 Is A Relatively Low-Risk "Fast Follower" R&D Project

CLINTON GROUP

- Unlike a typical new chemical entity emerging from a biotechnology laboratory, 829 is a relatively low-risk project
  - The metabolite (or metabolic by-product) of 829 – mono-methyl fumarate ("MMF") – is exactly the same as for Biogen's Tecfidera
  - MMF is the chemical that confers the substantial efficacy that Tecfidera has demonstrated
  - Because the metabolite of 829 is the same as for Tecfidera, the clinical results have a high probability of being similar
  - Safety of 829 has also been substantially (but not entirely) de-risked
- As a result, very few drugs in the past have had such a de-risked path to market as does 829
- A similar "fast follower" strategy has been very successful in drug development in a scientifically low-risk way

Examples of Other "Fast Follower" Biotechnology Compounds

Developer / Compound	Fast Follower Of	Chemical Differentiation	Clinical Differentiation	Last Quarter Announced Sales	Market Cap Before Approval	Market Cap Today
Regeneron / Eylea	Avastin	Tighter binding to VEGF	Less frequent dosing	$2.3 billion	$4.4 billion	$27.9 billion
Abraxis / Abraxane	Taxol	Albumin nanoparticles	Fewer side effects	$740 million	N.A.	Acquired for $2.9 billion
New River / Vyvanse	Adderall	Lysine amino acid	Longer acting	$1.4 billion	$1.9 billion	Acquired for $2.6 billion to consolidate ~50% of the economics

Source: Capital IQ and Company filings.

829 Is Extremely Valuable and Very Sensitive To Progress

CLINTON GROUP

Substantial value can be created by increasing the probability of success of 829

Wells Fargo 829 Global Sales Projections ($mm)[1]


Psoriasis
$59
$207
$359
$492
$618
$747
2019
2020
2021
2022
2023
2024


MS
$250
$567
$969
$1,387
2021
2022
2023
2024

XNPT Valuation - Wells Fargo Sensitivity Table[1]

Probability Of Success	Discount Rate 10.0%	12.5%	15.0%	17.5%	20.0%
35%	$1,005	$809	$681	$531	$434
40%	$1,128	$908	$743	$597	$487
45%	$1,252	$1,007	$805	$662	$540
50%	$1,375	$1,107	$867	$727	$593

Wells Fargo Base Case

1 Wells Fargo model sent to Clinton on May 5, 2014, which assumes 12.3% net margin to XNPT and P/E of 30x. RBC estimates that 829 could be "a $800mm drug around 2019-2020." (RBC Capital Markets, February 23, 2014)
2 Wells Fargo research, April 23, 2014.

- The case for investing in 829 is clear:
  - the market potential is large
  - the risk of development is substantially lower than for a typical new chemical entity
  - a reduction in development risk or timeline is significant to value
- Biogen's Tecfidera has added tens of billions in market cap to Biogen, by most accounts
  - Tecfidera is projected to have sales of $6 billion per year by 2020[2]
  - 829 has a similar patent life and could take share from Tecfidera with a differentiated efficacy, dosing or side effect profile
- Spending capital to develop 829 can generate signficant returns as even small changes in the probability of success (and/or discount rate) moves the valuation substantially
  - Using Wells Fargo's model, a 500 bps improvement in probability of success and a 250 bps reduction in discount rate creates $227 million of value for XenoPort stockholders ($3.65 per share)

By Comparison, Horizant Is Not a Good Use of Capital

- Company has spent more than $100 million developing Horizant
  - Indications are for the treatment of moderate-to-severe restless leg syndrome ("RLS") and the management of postherpetic neuralgia
  - No head-to-head studies against competing drugs to provide differentiation on safety or efficacy; label is not differentiated
- There is substantial competition for these indications
  - Other generic RLS treatments (ropinirole and pramipexole) that were formerly branded (Requip and Mirapex, respectively)
  - Extended release versions of gabapentin such as Gralise
  - Other branded RLS treatments such as Neupro, Requip XL and Mirapex ER
- Several key data points suggest that Horizant probably will never be a large commercial success in US or globally
  - GlaxoSmithKline was unsuccessful at launching Horizant in the US
  - Astellas has not been successful in Japan (Life-to-date sales: ~$12mm)
  - Astellas returned rights for the drug to XenoPort in five Asian countries

Royalties From Japanese Sales ($ '000s)


$142
$135
Q4 '13
Q1 '14

Source: Company filings.

- Despite these data points, XenoPort continues to assert Horizant can be successful – and that additional spending will prove it
  - XenoPort took back the rights to Horizant and has developed full commercial capabilities (i.e marketing, FDA reporting) and is attempting to prove to potential partners that Horizant is promotionally sensitive and can be a valuable asset
  - We do not believe there is any objective data indicating that Horizant is misunderstood or can be more successful than currently expected
    - XenoPort has used its precious cash to develop commercial capability in the hope that it can increase the value perception of Horizant
    - We believe this unusual confidence in Horizant's commercial prospects is driven by pride of development, not economics
  - Why hasn't any pharma company or investor been willing to fund this experiment? Why should a bitoech company with expensive capital do it?

Spending on Horizant Commercialization Significant

- Company took back Horizant in Q2 2013 and has set up its own commercial effort to market the drug
  - Rare for biotech company to attempt to commercialize a drug on its own and practically unprecedented that such an effort is successful after a major pharmaceutical company has been unsuccessful
  - XenoPort has extremely high cost of capital; using its own capital for this purpose is highly inefficient and dilutive
- We estimate that XenoPort has spent $30-40 million on this effort in the last twelve months
  - Q1 2014 revenue in the US from Horizant was just $3 million
  - We do not believe the Company will prove anything, even if it can modestly increase sales of Horizant, with these efforts

Shareholder Value Destruction


$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
March 2013: Announced Horizant sales force starting May 1
XNPT
Jan-13
Apr-13
Jun-13
Sep-13
Dec-13
Mar-14

Source: Capital IQ

Annualized SG&A ($mm)


The Company has hired a sales force and built infrastructure to support direct selling of Horizant
$26
$32
$28
$30
$30
+$45
$75
2008
2009
2010
2011
2012
Q1 '14 Annualized

Commercialization Economics


$7.7mm
$220,000
Incremental Quarterly SG&A Spending[1]
Incremental Quarterly Horizant Sales[2]

Source: Capital IQ
1 Compares Q1 2013 SG&A (pre-Horizant commercialization) to Q1 2014 SG&A.
2 Q1 2014 revenue compared to Q4 2013 revenue

Many Analysts Agree That Horizant Is an Unlikely Source of Value

CLINTON GROUP

Many Analysts Do Not Believe Horizant Is Very Valuable

- "The key issue for Horizant is that its target markets are dominated by generics. Generic dominance means that for Horizant to garner significant use it must either 1) show significant differentiated benefits, or 2) be priced at /near generic prices. Neither of these is the case."[1]
- "Though XNPT is promoting Horizant, it will be an uphill battle to gain traction in our view given the extent of generic competition and the company's limited sales and marketing resources."[2]
- "We don't see Horizant as a valuable asset."[3] "We continue to see Horizant as contributing modestly to XNPT valuation."[4]
- Horizant had "a tortuous pathway to approval" and the royalty stream in Japan has been "disappointing so far."[5]
- "XNPT regained Horizant in May…this is a show-me business."[6]

1 Morgan Stanley, June 11, 2013; 2 Piper Jaffray, August 12, 2013; 3 Ladenburg, April 12, 2013; 4 Ladenburg, February 27, 2014; 5 Jefferies, April 21, 2014; 6 RBC, July 23, 2013

Analysts' View of the Value of the Drug Has Decreased In Spite Of XenoPort's Spending on Horizant

Per Share Valuations of Horizant Before Commercialization and Now



Credit Suisse
Before
Now
$5.50
$3.00
RBC Capital
Before
Now
$5.00
$3.00
Wedbush
Before
Now
$2.00
$2.00
Wells Fargo
Before
Now
$3.00
$1.00
$0.00
$1.00
$2.00
$3.00
$4.00
$5.00
$6.00

- Research analysts have lowered or maintained estimates of Horizant's value, despite the Company spending $30-40 million to commercialize Horizant
- This failed effort to enhance the performance of Horizant (and the perception of its value) has been extremely costly to stockholders

Source: Wall Street research. Credit Suisse reports as of March 11, 2013 and May 8, 2014. RBC Capital reports as of April 24, 2013 and May 9, 2014. Wedbush reports as of May 20, 2013 and May 9, 2014. Wells Fargo reports as of March 12, 2013 ($3-4 per share for Horizant/AP) and model as of May 5, 2014.

Horizant Spending Diluted Stockholders

CLINTON GROUP

- Predictably, the Company spent so much on Horizant commercialization that it was forced to sell equity
  - In the twelve months ended with Q1 2014, the Company burned $70 million of cash
- Stockholders have suffered 22% dilution[1] from the January 2014 equity offering
  - As noted, despite the spending on Horizant, sellside research analysts still value it the same (or lower) than before the spending
  - Meanwhile, longstanding stockholders' interests in 829 were significantly diluted by the equity raise

Based on Wells Fargo Estimates of Value for 829 ($681 million), Dilution Cost Longstanding Stockholders $92 million



800
700
600
500
400
300
200
100
0
-$92 million
$61 (78% of cash raised
$681
$528 (78% of $681)
Before Follow-On
After Follow-On

Stock is Down 45% Since Follow-On



$7.00
$6.00
$5.00
$4.00
$3.00
Sale of Equity @ $6.00
-45%
Jan-14
Feb-14
Mar-14
Apr-14

Source: Wells Fargo model sent to Clinton on May 5, 2014, Company filings and Capital IQ, through May 9, 2014. The Nasdaq Biotechnology Index is down 7% over the same time period from January 24, 2014 to May 9, 2014.
1 Calculated as 13.8mm shares offered (12mm and 1.8mm in the greenshoe) as a percentage of 61.5mm shares outstanding.

The Board had fair warning about the value destructive nature of their capital allocation policy

"Though [XenoPort] is promoting Horizant, it will be an uphill battle to gain traction in our view given the extent of generic competition and the company's limited sales and marketing resources.

"Value creation in our view is still almost entirely dependent on XP23829 (829)."

– Piper Jaffray (August 12, 2013)

"[G]iven where the stock trades today, it would be a huge mistake to dilute the current stockholders' ownership of 829 … to raise capital for Horizant commercialization."

– Clinton Group letter (October 15, 2013)

"By giving attention and committing resources to … Horizant, [XenoPort] may be risking not taking advantage of a "second chance" provided by a relatively strong cash position and a promising (although early development) asset (XP'829)."

– Ladenburg Thalmann (April 25, 2013)

We Believe Modest Board Change Would Be Healthy

CLINTON GROUP

- Current Board has been <u>in place for a long time</u>
  - Average tenure of almost 9 years
  - Only one new independent director in almost 5 years
- <u>Long-term stock and financial performance has been weak</u> and there has been no change in CEO
- <u>Capital allocation has harmed stockholders</u>
  - Spending $30-40 million (of limited resources) on Horizant has not, seemingly, changed perception or value of the asset
  - Meanwhile, that capital could have been used (now or in the future) to increase the probability of success for 829 (and its value)
  - Instead, stockholders' <u>ownership of 829 was diluted</u> by a follow-on equity offering and the stock fell significantly
- We worry – and believe our fellow stockholders worry – that the <u>capital allocation choices being made are the result of pride of authorship</u> (and hope) rather than objective review of the facts
  - New directors can help provide stockholders with comfort that data-driven and analytical processes are being used
  - Our Nominees have distinguished records and reputations in the biotechnology sector
- We believe new directors can help on the following items:
  - Ending and reversing a flawed commercialization strategy for Horizant in a responsible manner
    - Evaluate opportunities to sell or partner Horizant to an entity with a lower cost of capital or existing sales force and infrastructure
  - Eliminate wasteful spending and non-829 related expenses
    - Focus the strategy around the development and expedited approval of 829
    - Every existing and proposed research project should be thoroughly reviewed
  - Succession planning (CEO has been under-performing and over-compensated)

We have nominated three new Board members that we believe can provide objective input to critical Board decisions



Kevin J. Cameron
Corporate Governance Expertise
Public Biotech Director



Rael Mazansky, M.D.
Investing Expertise
Medical Education



Charles A. Rowland, Jr.
BioPharma Finance Expertise
Public Biopharma Director



Relevant Experience

Mr. Kevin J. Cameron is currently the Chief Executive Officer of Ionetix Corporation, a privately-held medical device company that he joined in March 2011. From 2009 to 2011, Mr. Cameron was a private investor and served on the board of directors of several companies, including two biotechnology companies, as indicated below.

From February 2003 to February 2008, Mr. Cameron was co-founder and President of Glass Lewis & Co., LLC, a leading independent research firm focused on issues of corporate governance. From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, Inc. (later acquired by ARRIS Group, Inc.), a technology venture focused on digital entertainment. From 1998 to 2001, he was employed by NorthPoint Communications Group, Inc., a publicly-traded broadband telecommunications company. Prior to 1998, Mr. Cameron was an attorney in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit.

Mr. Cameron currently serves on the board of directors of two public companies, Keryx Biopharmaceuticals, Inc., a pharmaceutical company focused on renal disease, where he has served since June 2007, and Ecotality, Inc., a developer of clean electric transportation and storage technologies, where he has served since January 2012. Ecotality filed for protection under Chapter 11 of the U.S. Bankruptcy Code in 2013. Additionally, Mr. Cameron serves on the board of directors of AvidBiotics Corp., a privately held biotechnology company focused on generating non-antibody proteins that target bacteria, viruses and cancer cells. Mr. Cameron also served on the board of directors of Reddy Ice Holdings, Inc., a manufacturer and distributor of packaged ice products, from January 2009 to June 2012, at which time Reddy Ice Holdings, Inc. underwent a pre-packaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Cameron serves as a member of the Research Advisory Council of Glass Lewis & Co.

Mr. Cameron holds a J.D. with honors from the University of Chicago Law School, where he served as Articles Editor of the Law Review and a B.A. in Economics from McGill University, Montreal, where he received the Allen Oliver Gold Medal in Economics.

Mr. Cameron's qualifications as a director include his experience in finance and corporate governance matters and as a member of the board of directors of several companies, including two biotechnology companies.

XenoPort Qualifications

- Corporate Governance Expertise
- Public Biotech Company Director

Dr. Rael Mazansky

CLINTON GROUP



Relevant Experience

Dr. Rael Mazansky is the founder and Managing Partner of Kalex Capital, LLC, a health care investment firm, which he founded in January 2014. Until January 2014, Dr. Mazansky was a health care Portfolio Manager at Surveyor Capital, a global equity long/short multi-manager strategy that operates under Citadel LLC's asset management arm, which he joined in 2011. From 2007 to 2011, Dr. Mazansky was a Senior Analyst at Perceptive Advisors, LLC, an investment firm that focuses on the biotechnology and life sciences sectors. From 2006 to 2007, he was an Analyst at Ridgeback Capital Management, LLC, a health care-focused hedge fund, and from 2005 to 2006 he was an Analyst at Sigma Capital Management, an investment advisory firm. From 1999 to 2005, Dr. Mazansky was an investment banker at Donaldson, Lufkin & Jenrette and its successor Credit Suisse Group AG, a leading global financial services company, where he most recently served as a Vice President in the Health Care group. He previously served as a director of Alveolus, Inc., a private medical device company.

Dr. Mazansky received a joint M.D./M.B.A. from the Columbia University College of Physicians and Surgeons and the Columbia Business School in 1999. He graduated with a B.A. in French Literature, magna cum laude, from Brown University in 1994.

Dr. Mazansky's qualifications as director include his experience investing in biotechnology companies, his medical education and his expertise in the health care and life sciences sectors.

XenoPort Qualifications

- Investing Expertise
- Biotech Industry Knowledge
- Medical Education



Relevant Experience

Mr. Charles A. Rowland, Jr., CPA, was most recently the Vice President and Chief Financial Officer of ViroPharma Incorporated, an international biopharmaceutical company, until it was acquired by Shire plc in January 2014. He has 32 years of diversified experience across a broad field of financial areas. Mr. Rowland has experience in all areas of finance and accounting, including financial reporting, tax, treasury, capital allocation and strategic financial planning. Prior to joining ViroPharma in 2008, Mr. Rowland was the Executive Vice President and Chief Financial Officer, as well as the interim Co-Chief Executive Officer, for Endo Pharmaceuticals Inc., a specialty pharmaceutical company with a primary focus in pain management, where he served from 2006 to 2008. At Endo, Mr. Rowland drove the strategic planning process through two successive chief executive officers. He also led the design and implementation of the company's mid and long-term strategy. From 2004 to 2006, Mr. Rowland was the Senior Vice President and Chief Financial Officer of Biovail Corporation, an international pharmaceutical company, where he directed all financial activities for the company including tax, treasury, accounting, financial analysis, investor relations as well as all aspects of information technology. Mr. Rowland previously held positions of increasing responsibility at Breakaway Technologies, Inc., Pharmacia Corporation, Novartis AG and Bristol-Myers Squibb Co.

Mr. Rowland joined the board of directors of Idenix Pharmaceuticals, Inc., a biopharmaceutical company, in 2013 and serves as a member of its audit committee. He is also a board member of the Philadelphia chapter of Financial Executives International.

Mr. Rowland holds an M.B.A. with a finance concentration from Rutgers's University and a B.S. in accounting from Saint Joseph's University.

Mr. Rowland's qualifications as a director include his extensive previous professional experience as a chief financial executive in the biotechnology and pharmaceutical industries and his experience serving as a director of a publicly-traded biotechnology company.

XenoPort Qualifications

- Finance Expertise
- Biotech and Pharmaceutical Industry Knowledge
- Public Biotech Director

- In a meeting with the Lead Director and by public letter, dated December 16, we called on the directors to be annually elected
  - We believe annual accountability is a Board "best practice"
  - Especially important at underperforming companies where directors own little stock
- Board rejected the call for annual elections
- Proposal 6 is a novel approach to provide director accountability even when directors refuse to put themselves up for a vote
  - Requires annual non-binding vote on each director
  - Any director who fails to receive majority support cannot be paid more than $35,000 annually until stockholders do approve their performance
- This is a way for stockholders to have annual input into the performance of their fiduciaries
- We ask you to vote **FOR** this proposal

- Dr. Barrett has served as the CEO since 2001 and, we believe, under his leadership the Company has not fared well
  - We believe Dr. Barrett should be replaced with a CEO that has a proven track record of creating value for stockholders
  - We believe a change in CEOs could be an immediate catalyst for the stock and improve long-term performance
- The current Board has expressed unanimous support for Dr. Barrett as CEO and has re-nominated Dr. Barrett to the Board
- Proposal 7 is a novel proposal that allows stockholders to have input on who can serve as an officer of the Company
  - If the Bylaw amendment passes, a person who is nominated to the Board and who fails to win majority support cannot serve as an officer
  - We believe if stockholders reject someone as a director that same person should not serve as an officer either
- Practically, if this proposal passes and Dr. Barrett fails to win majority support, he will have to be replaced as the CEO of the Company
  - Note that the directors have said they will fight this outcome – that even if stockholders express a clear intention to have Dr. Barrett replaced as CEO, the directors will spend Company money on a Court challenge to preserve Dr. Barrett's job
  - We believe with the stock down 93% since 2008, stockholders should have the right to weigh-in on the continued employment of the CEO
- We ask you to vote **FOR** this proposal

- Company's Bylaws provide that they can only be amended with the vote of two-thirds of outstanding stock
  - This provision makes it significantly harder for a majority of stockholders to adjust the "constitutional" documents of the Company
  - Academic research has shown that such a "supermajority" voting provision harms stockholders[1]
- We believe a majority of stockholders should be able to adjust the terms of the Company's Bylaws
- In 2013, there were 15 proposals at US companies to eliminate supermajority voting
  - Accordingly to Georgeson, the proposals garnered 72% support from shareholders, on average[2]
  - Eliminating supermajority vote requirements generally supported by both ISS and Glass Lewis[3]
- We ask you to vote **FOR** this proposal

1 Lucian Bebchuk et. al., "What Matters in Corporate Governance?" Review of Financial Studies, September 1, 2004.
2 Georgeson Shareholder Services, "2013 Annual Corporate Governance Review," at 22.
3 ISS, "2013 U.S. Proxy Voting Summary Guidelines," January 31, 2015 at 28; Glass Lewis, "Proxy Paper Guidelines, 2014 Proxy Season" at 41.

- Proposals 9 to 14 ask stockholders to express an opinion on each of the continuing directors (i.e. the ones who are not up for election)
- We believe stockholders should express discontent and frustration with the continuing directors of the Board by voting AGAINST each director for the following reasons:
  - Capital allocation: The directors continue to spend heavily on the commercialization of Horizant
  - Dilution: The share count has grown from 24.4mm shares (after the IPO) to 61.9mm shares, leading to significant dilution for stockholders
  - Executive compensation: Although the CEO "did not earn any bonus" for 2013 and he only achieved 2.7% of his available performance-driven restricted stock grant, the Board paid the CEO $1.7 million, more than he earned in 2012 ("tails I win; head's you lose")
  - Refusal to hold annual elections: The Board refused to put each director up for election each year, as is a best practice in public company corporate governance
  - Stock performance: The stock was down 30% during 2013 while the Nasdaq Biotechnology Index rose 60%
  - Financial performance: Company lost $85 million in 2013 on revenue of just $8 million

Since IPO


600%
500%
400%
300%
200%
100%
0%
-100%
Jun-05
May-07
May-09
May-11
May-13
1999: Freund
Berns
Friedman
Fenton
Rieflin
Mario
+395%
+246%
-68%
XNPT
Peer Index
NASDAQ Biotechnology Index

Source: Capital IQ, through May 9, 2014. Peer index from 2007 proxy.

Director Compensation

Director	Joined	Stock Performance	Aggregate Losses	Board Compensation
Paul L. Berns	11/28/05	-74%	~$400mm	$1.3mm
Dennis M. Fenton	8/13/09	-83%	~$250mm	$0.7mm
John G. Freund	1999	-68%	>$500mm	$1.3mm
Catherine Friedman	9/6/07	-92%	>$350mm	$1.4mm
Ernest Mario	6/18/12	-43%	~$100mm	$0.3mm
William J. Rieflin	9/17/10	-52%	~$165mm	$0.4mm

Source: Company filings and Capital IQ through May 9, 2014.

Contact Information

Clinton Group
601 Lexington Avenue
51st Floor
New York, New York 10022

Greg Taxin, President
Tel: +1 (212) 825 0400
XNPT@clinton.com

Okapi Partners
437 Madison Avenue
28th Floor
New York, New York 10022

Bruce Goldfarb, President and CEO
Tel: +1 (212) 297 0720
XNPT@okapipartners.com

Disclaimers

CLINTON GROUP

CLINTON DOES NOT ASSUME RESPONSIBILITY FOR INVESTMENT DECISIONS. THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER BUY ANY SECURITY. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING - BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE) OR TRADE IN OPTIONS, PUTS CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

THE DATA AND INFORMATION USED IN THE ACCOMPANYING ANALYSIS CONTAINED HEREIN HAVE BEEN OBTAINED FROM SOURCES THAT CLINTON GROUP, INC. AND/OR ITS AFFILIATES (COLLECTIVELY, "CLINTON") BELIEVE TO BE RELIABLE, IS SUBJECT TO CHANGE WITHOUT NOTICE, ITS ACCURACY IS NOT GUARANTEED, AND IT MAY NOT CONTAIN ALL MATERIAL INFORMATION CONCERNING THE SECURITIES WHICH MAY BE THE SUBJECT OF THE ANALYSIS. NEITHER CLINTON NOR ITS AFFILIATES MAKE ANY REPRESENTATION REGARDING, OR ASSUME RESPONSIBILITY OR LIABILITY FOR, THE ACCURACY OR COMPLETENESS OF, OR ANY ERRORS OR OMISSIONS IN, ANY INFORMATION THAT IS PART OF THE ANALYSIS.

CLINTON MAY HAVE RELIED UPON CERTAIN QUANTITATIVE AND QUALITATIVE ASSUMPTIONS WHEN PREPARING THE ANALYSIS WHICH MAY NOT BE ARTICULATED AS PART OF THE ANALYSIS. THE REALIZATION OF THE ASSUMPTIONS ON WHICH THE ANALYSIS WAS BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES, VARIABILITIES AND CONTINGENCIES AND MAY CHANGE MATERIALLY IN RESPONSE TO SMALL CHANGES IN THE ELEMENTS THAT COMPRISE THE ASSUMPTIONS, INCLUDING THE INTERACTION OF SUCH ELEMENTS. FURTHERMORE, THE ASSUMPTIONS ON WHICH THE ANALYSIS WAS BASED MAY BE NECESSARILY ARBITRARY, MAY MADE AS OF THE DATE OF THE ANALYSIS, DO NOT NECESSARILY REFLECT HISTORICAL EXPERIENCE WITH RESPECT TO SECURITIES SIMILAR TO THOSE THAT MAY BE THE CONTAINED IN THE ANALYSIS, AND DOES NOT CONSTITUTE A PRECISE PREDICTION AS TO FUTURE EVENTS.

BECAUSE OF THE UNCERTAINTIES AND SUBJECTIVE JUDGMENTS INHERENT IN SELECTING THE ASSUMPTIONS AND ON WHICH THE ANALYSIS WAS BASED AND BECAUSE FUTURE EVENTS AND CIRCUMSTANCES CANNOT BE PREDICTED, THE ACTUAL RESULTS REALIZED MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE ANALYSIS.

NOTHING INCLUDED IN THE ANALYSIS CONSTITUTES ANY REPRESENTATIONS OR WARRANTY BY CLINTON AS TO FUTURE PERFORMANCE. NO REPRESENTATION OR WARRANTY IS MADE BY CLINTON AS TO THE REASONABLENESS, ACCURACY OR SUFFICIENCY OF THE ASSUMPTIONS UPON WHICH THE ANALYSIS WAS BASED OR AS TO ANY OTHER FINANCIAL INFORMATION THAT IS CONTAINED IN THE ANALYSIS, INCLUDING THE ASSUMPTIONS ON WHICH THEY WERE BASED.

MEMBERS OF THE CLINTON TEAM SHALL NOT BE LIABLE FOR EITHER (I) ANY ERRORS OR OMISSIONS MADE IN DISSEMINATING THE DATA OR ANALYSIS CONTAINED HEREIN OR (II) DAMAGES (INCIDENTAL, CONSEQUENTIAL OR OTHERWISE) WHICH MAY ARISE FROM YOUR OR ANY OTHER PARTY'S USE OF THE DATA OR ANALYSIS CONTAINED HEREIN.

THE INFORMATION THAT CONTAINED IN THE ANALYSIS SHOULD NOT BE CONSTRUED AS FINANCIAL, LEGAL, INVESTMENT, TAX, OR OTHER ADVICE. YOU ULTIMATELY MUST RELY UPON ITS OWN EXAMINATION AND PROFESSIONAL ADVISORS, INCLUDING LEGAL COUNSEL AND ACCOUNTANTS AS TO THE LEGAL, ECONOMIC, TAX, REGULATORY, OR ACCOUNTING TREATMENT, SUITABILITY, AND OTHER ASPECTS OF THE ANALYSIS.